The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

FILED PURSUANT TO RULE 424(b)(5)
UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH
REGISTRATION NO. 333-248564

Subject to Completion

Preliminary Prospectus Supplement, dated April 14, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated September 8, 2020)

$125,000,000

MAXEON SOLAR TECHNOLOGIES, LTD.

(Company Registration No. 201934268H)

Ordinary Shares

We are offering              ordinary shares, no par value (the “ordinary shares”). We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional              ordinary shares.

This prospectus supplement amends and supplements the base prospectus dated September 8, 2020 (the “prospectus”) that was contained in our registration statement on Form F-3 at the time it became effective. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, and any future amendments or supplements thereto.

Our ordinary shares are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MAXN.” The last reported sale price of our ordinary shares on Nasdaq on April 14, 2021 was $22.88 per share.

We have agreed to provide indemnification and contribution to the underwriter with respect to certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”).

Concurrently with this offering, pursuant to a stock purchase agreement, dated April 13, 2021, with an affiliate of Tianjin Zhonghuan Semiconductor (“TZS”), we have agreed to sell to TZS, in a private placement exempt from the registration requirements of the Securities Act and at a sale price equal to the price to the public in the public offering of ordinary shares, up to 1.9 million and no fewer than 1.5 million ordinary shares at TZS’s discretion. The private placement of ordinary shares is referred to as the “Concurrent Placement.” Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement.

An investment in our ordinary shares involves various risks and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and the matters discussed in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)(2)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)

We have agreed to reimburse the underwriters for certain expenses. We refer you to “Underwriting” beginning on page S-32 of this prospectus supplement for additional information regarding total underwriting compensation.

(2)	If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $ , and the total proceeds to us, before expenses, will be $ .

Delivery of the ordinary shares is expected to be made on or about                      , 2021.

Joint Book-Running Managers

Morgan Stanley	BofA Securities

The date of this prospectus supplement is April                 , 2021.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. The document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus that we may prepare in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with any information or make any representation that is different from or in addition to the information contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with any additional or different information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus nor any such free writing prospectus is an offer to sell or a solicitation of an offer to buy any securities other than the ordinary shares to which this prospectus supplement relates or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated or deemed to be incorporated by reference herein or therein or any free writing prospectus that we may provide you in connection with this offering is accurate on any date after the respective dates of those documents or, in the case of documents incorporated by reference or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, after the respective dates those documents were filed with the SEC. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those respective dates.

MARKET INFORMATION

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, contain certain industry and market data that were obtained from third-party sources, such as industry surveys and industry publications, including, but not limited to, publications by Wood MacKenzie, PV Infolink, PV Insights, Bloomberg New Energy Finance (“BNEF”) and International Technology Roadmap for Photovoltaic. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, also contain other industry and market data, including market sizing estimates, growth and other projections and information regarding our competitive position, prepared by our management on the basis of such industry sources and our management’s knowledge of and experience in the industry and markets in which we operate (including management’s estimates and assumptions relating to such industry and markets based on that knowledge). Our management has developed its knowledge of such industry and markets through its experience and participation in these markets.

S-ii

In addition, industry surveys and industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that any projections they contain are based on a number of significant assumptions. Forecasts, projections and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section “Special Note About Forward-Looking Statements” below. You should not place undue reliance on these statements.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

Neither this prospectus supplement nor the accompanying prospectus supplement has been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be issued, circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

WAIVER OF SINGAPORE CODE ON TAKE-OVERS AND MERGERS

On January 30, 2020, the Securities Industry Council of Singapore waived the application of the Singapore Code on Take-overs and Mergers (the “Singapore Take-overs Code”) to us, subject to certain conditions. Pursuant to the waiver, for as long as we are not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 exemption (the “Tier 1 Exemption”) set forth in Rule 14d-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) is available and the offeror relies on the Tier 1 Exemption to avoid full compliance with the tender offer regulations promulgated under the Exchange Act, the Singapore Take-overs Code shall not apply to us.

S-iii

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain, and documents we subsequently file with the SEC and incorporate by reference herein or therein may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as “may,” “might,” “could,” “will,” “aims,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements to identify forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain, and documents we subsequently file with the SEC and incorporate by reference herein or therein, include, but are not limited to: (1) our expectations regarding pricing trends, demand and growth projections; (2) potential disruptions to our operations and supply chain that may result from epidemics or natural disasters, including the duration, scope and impact on the demand for our products and the pace of recovery from the novel coronavirus (“COVID-19”) pandemic; (3) anticipated product launch timing and our expectations regarding ramp, customer acceptance and demand, upsell and expansion opportunities; (4) our expectations and plans for short- and long-term strategy, including our anticipated areas of focus and investment, market expansion, product and technology focus, and projected growth and profitability; (5) our liquidity, substantial indebtedness, and ability to obtain additional financing; (6) our upstream technology outlook, including anticipated fab utilization and expected ramp and production timelines for our Maxeon 5 and 6, next-generation Maxeon 7 and Performance line solar panels, expected cost reduction, and future performance; (7) our strategic goals and plans, including partnership discussions with respect to our next-generation technology, and ability to achieve them, our relationships with existing customers, suppliers and partners, and our ability to maintain them; (8) our expectations regarding our future performance based on bookings, backlog, and pipelines in our sales channels; (9) our first quarter fiscal 2021 guidance, including GAAP revenue, gross profit, and MW deployed, and related assumptions; (10) expected demand recovery and market traction for us as a result of anticipated product launches; (11) our expectations regarding the potential outcome, or financial or other impact on our business as a result of the Spin-Off (as defined herein); and (12) our projected effective tax rate and changes to the valuation allowance related to our deferred tax assets. You should not place undue reliance on these statements.

These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to a number of risks. The reader should not place undue reliance on these forward-looking statements, as there can be no assurances that the plans, initiatives or expectations upon which they are based will occur.

Factors that could cause or contribute to such differences include, but are not limited to:

•	challenges in executing transactions key to our strategic plans, including regulatory and other challenges that may arise;

•

potential disruptions to our operations and supply chain that may result from damage or destruction of facilities operated by our suppliers, epidemics or natural disasters, including impacts of the COVID-19 pandemic;

•	the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships;

•	competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing;

•	our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers;

S-iv

•	changes in public policy, including the imposition and applicability of tariffs;

•	regulatory changes and the availability of economic incentives promoting use of solar energy;

•	fluctuations in our operating results;

•	appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise;

•	unanticipated impact to customer demand and sales schedules due, among other factors, to the spread of COVID-19 and other environmental disasters;

•	challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships;

•	unpredictable outcomes resulting from our litigation activities;

•	the potential volatility in the price of our ordinary shares; and

•	uncertainties regarding future sales or dispositions of our ordinary shares.

These forward-looking statements speak only as of the date made and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in the section of this prospectus supplement entitled “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all the information important to you in deciding whether to invest in our ordinary shares. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes, and any free writing prospectus that we may provide you in connection with this offering, before making an investment decision.

Unless otherwise expressly stated or the context otherwise requires, in this prospectus supplement and the accompanying prospectus, “Maxeon,” “the Company,” “we,” “us” and “our” refer to Maxeon Solar Technologies, Ltd.

OUR COMPANY

We are one of the world’s leading global manufacturers and marketers of premium solar power technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels across six continents. Headquartered in Singapore, we manufacture our solar cells in Malaysia and the Philippines, assemble solar cells into panels in France, Mexico and China (through our joint venture, Huansheng Photovoltaic (Jiangsu) Co., Ltd.), and sell our products across more than 100 countries.

On August 26, 2020, our former parent company, SunPower Corporation (“SunPower”), consummated the spin-off of us (the “Spin-Off”) through a pro rata distribution of SunPower’s interest in us to SunPower’s stockholders, pursuant to the Separation and Distribution Agreement, dated as of November 8, 2019, between SunPower and us. As a result of the Spin-Off, we became an independent, publicly traded company.

Concurrently with the Spin-Off and pursuant to the investment agreement, dated as of November 8, 2019 (the “TZS Investment Agreement”), by and among us, Total Solar INTL SAS (“Total”), an affiliate of Total S.A., and TZS, we issued to TZS ordinary shares representing 29.5% of the total number of our ordinary shares outstanding immediately following the Spin-Off and investment contemplated by the TZS Investment Agreement in exchange for a purchase price of $298 million. On August 26, 2020, we entered into a Shareholders Agreement with TZS and Total (the “Shareholders Agreement”).

Our Markets

Solar has become one of the fastest growing renewable energy sources over the last few decades. According to recent estimates from Wood MacKenzie, through effective investments and projects, the solar market has achieved more than 740 GW of global installed capacity as of 2020, representing an average compound annual growth rate of 30% since 2009.

As solar technology has developed, manufacturing costs have declined and performance has improved. Today, solar power, together with enhanced balance of system technology, has among the lowest levelized cost of energy (“LCOE”) of all major energy sources.

In the long term, this trend is expected to continue and even accelerate, according to BNEF. By 2050, solar technology is expected to represent 38% of global electricity capacity, with a balanced distribution among key regions worldwide—a significant increase compared to its current penetration of approximately 11% of global capacity.

We believe the following factors have driven and will continue to drive demand in the global solar power industry, including demand for our products:

•

solar generation costs have fallen to the point where solar power is one of the lowest cost electricity sources on a LCOE basis in certain regions and it is even considered as the cheapest source of electricity in countries like China, India, France or Spain by BNEF;

•	renewable energy is one of the most relevant topics and targets of government incentives and policies as a result of increased concerns regarding climate change;

•

solar power is at the center of public discussion, which helps to grow public awareness of its advantages, such as peak energy generation, significantly smaller fuel and supply chain risk, sustainability from an environmental perspective, scalability and reliability;

•	structural limitations for fossil fuel supply and issues around energy security have increased the long-term demand for alternative sources of energy;

•	there has been a significant secular increase in electricity demand; and

•	solar energy has become a viable option to generate energy in developing countries, rural areas, and regions without indigenous fuel resources.

Our Business

We are one of the world’s leading global manufacturers and marketers of premium solar technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels supplying approximately 300,000 customers in more than 100 countries on six continents. We own and operate solar cell and panel manufacturing facilities located in France, Malaysia, Mexico and the Philippines, as well as participate in a joint venture for panel manufacturing in China with TZS. During fiscal year 2020, 27.9% of our revenue was attributable to North America, 37.0% to EMEA, 30.3% to Asia Pacific and 4.8% to other markets. During fiscal year 2019, 36.2% of our revenue was attributable to North America, 28.8% to EMEA, 31.5% to Asia Pacific and 3.5% to other markets. During fiscal year 2018, 43.5% of our revenue was attributable to North America, 34.7% to EMEA, 20.6% to Asia Pacific and 1.2% to other markets.

Our primary products are the Maxeon line of interdigitated back contract (“IBC”) solar cells and panels, and the Performance line of shingled solar cells and panels. We believe the Maxeon line of solar panels are the highest-efficiency solar panels on the market with an aesthetically pleasing design, and the Performance line of solar panels offers a high-value and cost-effective solution. The Maxeon line, is primarily targeted at residential and small-scale commercial customers across the globe. The Performance line was initially targeted at the large-scale commercial and utility-scale power plant markets, but has proven to be attractive to our customers in the distributed generation markets as well. We deployed 2,145 MW of modules during fiscal year 2020. During fiscal year 2020, 65.5% of our revenue was attributable to products in our Maxeon line and the other 34.5% was attributable to products in our Performance line, while 68.9% of our revenue was attributable to distributed generation applications and 31.1% attributable to power plant applications. During fiscal year 2019, 65.3% of our revenue was attributable to products in our Maxeon line and the other 34.7% was attributable to products in our Performance line, while 69.9% of our revenue was attributable to distributed generation applications and 30.1% attributable to power plant applications. During fiscal year 2018, approximately 83.1% of our revenue was attributable to products in our Maxeon line and the other 16.9% was attributable to products in our Performance line, while 87.2% of our revenue was attributable to distributed generation applications and approximately 12.8% attributable to power plant applications.

Our proprietary technology platforms, including the Maxeon line and Performance line, target distinct market segments, serving both the distributed generation and power plant markets. This ability to address the full market spectrum allows us to benefit from a range of diverse industry drivers and retain a balanced and diversified customer base.

We believe that our Maxeon line of IBC technology stands apart from the competition in key categories which our customers value, including product efficiency, energy yield, reliability, safety and aesthetics. We believe the combination of these characteristics enables the delivery of an unparalleled product and value proposition to our customers. Our Maxeon 3 and 5 use a unique cell architecture and advanced module materials to deliver 35% more energy in any given amount of roof space over the first 25 years, as compared to conventional front-contact mono Passivated Emitter and Rear Contact (“PERC”) panels, and come with a leading warranty in the industry.

Our Performance line technology is designed to deliver higher performance than using conventional panels. This is possible due to several patented features and improvements we have employed in our product. Some of the main differentiators from the competition for our shingled design is that, in our design, standard mono PERC cells are interconnected without soldered metal ribbons. This technique greatly improves long-term durability and reduces electrical resistance while also increasing light capture due to the absence of reflective copper ribbons or wires and elimination of inactive white space between cells. In addition, our Performance line’s robust shingled cells and advanced encapsulant are highly resistant to thermal stresses, humidity, light and temperature-induced degradation and potential-induced degradation.

In December 2020, we introduced an AC version of our Maxeon product to the international marketplace. We already produce a similar product for SunPower’s use in North America. These modules integrate the inverter with the module to create a single unit that is ready to connect to the low voltage power grid to provide significant installation and energy production advantages versus traditional systems and allow us to capture an additional portion of the value of a solar installation.

Our Strengths

We believe the following strengths of our business distinguish us from our competitors, enhance our leadership position in our industry and position us to capitalize on the expected continued growth in our market:

•

Leading provider of premium solar technology. Our established leadership position in solar technology is grounded in over 35 years of experience. Over that time, our solar technology has been awarded over 1,000 patents. We have also made substantial investments in research and development, having invested more than $496 million since 2007, which is more than any other crystalline panel manufacturer. Together, these factors have allowed us to create truly differentiated products which have maintained a 12% relative efficiency advantage over the industry average solar panel efficiency since 2012.

•

Established unique sales, marketing, and distribution channels in each of our key markets. We have built relationships with dealer/installers, distributors, and white label partners globally to ensure reliable distribution channels for our products. We have over 370 sales and installation partners in the Asia Pacific region, over 750 in the Europe, Middle East and Africa region, and over 25 in Latin America. In North America, we have a renewable exclusive contract with SunPower for our products to be used in its distributed generation business.

•	Well-positioned to capture growth across solar markets. We believe solar growth will be driven by strong expansion in both distributed generation and power plant applications. Over the past four years we grew our total MW deployed by a multiple of approximately three in EU distributed generation markets and Australia. We also believe that our technology, with superior efficiency and lower degradation rates, provides significant advantages to customers in the distributed generation business.

•

Unique cutting-edge innovative technology. Our Maxeon 3 and 5 panels have the highest cell efficiency among panels currently in commercial production. We also believe that our current technology stands apart from the competition on every meaningful performance metric, including efficiency, energy yield, reliability and aesthetics. Additionally, our Performance line shingled cell technology delivers 26% more power compared to conventional panels, allowing us to achieve a diverse sales base across both distributed generation and the utility power plant markets.

•

Strategic partnerships with top tier companies worldwide. Our strategic relationship with SunPower provides valuable access to a leading solar distribution business in North America and a market-leading brand platform for international market growth. We have a historical supply relationship with Total S.A., which is active in the global downstream solar market. We also seek to have strategic partnerships across the business chain, as exemplified by our relationship with TZS, which provides valuable connections in Asia’s supply chain and distribution channels, as well as research and development collaboration between companies pushing the technological frontier.

•

Unmatched investment in research and development, translating into next-generation leading products. Our superior technology has been key to our leadership position. Through efficient, disciplined and business-oriented investments, we were able to develop patent-protected technology which we expect to leverage in our next-generation products. Our Maxeon 7 panels are expected to achieve an even higher efficiency while allowing for reduced costs given its significantly simplified process. We expect this next-generation solar panel to achieve superior performance at commodity costs, unlocking mass market adoption and commercialization through multiple pathways.

•

Experienced management team. We have a strong and experienced management team. Our Chief Executive Officer, Jeff Waters, has served as Chief Executive Officer of SunPower’s SunPower Technologies business unit since January 2019 and has 15 years of experience as an executive in the technology industry. Our incoming Chief Financial Officer, Kai Strohbecke, is a seasoned executive with more than 25 years of experience in the global semiconductor industry, including serving for 10 years as the Chief Financial Officer of Inotera Memories, a memory semiconductor manufacturing company located in Taiwan, and most recently as Vice President Finance and Global Operations Controller for Micron Technology. Our Chief Legal Officer, Lindsey Wiedmann, was with SunPower for a decade and now leads our global legal and sustainability teams. Our Chief Operations Officer, Markus Sickmoeller, is responsible for manufacturing, quality, supply chain, cell technology deployment and environment, health and safety globally after joining SunPower in late 2015 to start the Maxeon 3 cell factory in the Philippines. Peter Aschenbrenner, our Chief Strategy Officer, has more than 40 years of solar industry experience. Mark Babcock, our Chief Revenue Officer, established SunPower’s distributed generation channel business in Europe 14 years ago and has led other solar companies’ distributed generation efforts in Europe and globally in the past 9 years before joining Maxeon in 2020 including 17 years at SunPower in various executive roles. Tiffany See, our Chief Human Resource Officer, joined Maxeon in 2020 bringing over 20 years of experience leading innovative human resource strategy with a focus on creating inclusive cultures, organization development and building leadership capability. Ralf Elias, our incoming Executive Vice President and Global Head of Distributed Generation Products, brings more than two decades of executive experience to Maxeon.

Our Strategy

We are strategically positioned to deploy advanced solar technologies at scale. We draw on 35 years of technology innovation around high-performance solar products and well-established global channels. Our primary focus includes:

•

Increasing the production capacity of Maxeon 5 and 6. The brownfield build-out of Maxeon 5 and 6, leveraging existing facilities and operational expertise combined with increased scale and simplified process, is expected to deliver a 50% reduction in capital intensity and factory space requirements as well as reduced cell conversion cost (as compared to the Maxeon 2 technology that it is replacing).

•

Innovating Future Product Technology. Maxeon 7, currently in development, has the potential to expand our addressable market and to achieve further process simplification and reduction in capital intensity and cell conversion cost.

•

Enhancing our access to the low-cost Asia-centric supply chain and expanding our global channels to market. We will have access to our strategic partner TZS’s knowledge of upstream supply markets and distribution channels in Asia. In addition, we will be able to leverage access to TZS’s silicon wafers for our Performance line and Maxeon line technologies.

•

Addressing the United States solar market with Performance line. We recently announced that we plan to manufacture and market new Performance line shingled module technology for use in the United States market contingent upon us securing the necessary funding. See “—Recent Developments—Performance Line Expansion.”

•

Optimizing our strategic supply relationships with SunPower and Huansheng. We believe that the maintenance and optimization of our current strategic supply relationships are crucial to support our current global leadership position along with maintaining our exposure to key and growing markets worldwide.

•

Leveraging our established distributed generation channels to drive continued growth. As a leading distributed generation player, we have a robust sales and marketing platform to access key markets around the world. The expansion of this network is a vital element for future growth, as is the inclusion of additional product lines such as AC modules which expand our share of wallet with our existing channel partners.

•

Adding value “Beyond the Panel” for increased revenue and margin. Our strong channels to market in the distributed generation business offer an opportunity for Maxeon to bundle adjacent products together with our panel sales. We have already begun adding microinverters to certain of our panels for sale in Europe and Australia, and we intend to further expand our product portfolio in the future to include battery storage systems and customer focused services.

•

Enhancing our financial performance through our superior technology, manufacturing processes and strategy. We believe we have the ability to translate our superior technology into strong financial returns as we couple our premium average selling prices with enhanced manufacturing processes and a scalable low-cost footprint, resulting in rapidly expanding margins and cash generation.

•

Increasing our capital efficiency with direct access to capital markets. We seek to enhance our capital efficiency, as well as improve strategic alignment with our stakeholders, through direct access to capital markets.

With our corporate headquarters in Singapore and existing manufacturing facilities in Malaysia, the Philippines, and China (through our Huansheng joint venture), we believe our significant Asian presence will help strengthen relationships and sourcing arrangements across our supply chain as well as provide us access to the large Chinese solar market. We plan to increase the Performance line capacity in our Huansheng joint venture to 8 GW, add our Performance line to our own manufacturing facilities in Malaysia and Mexico upon securing funding and convert our Fab 3 manufacturing facility from Maxeon 2 to Maxeon 5 and 6 manufacturing capacity. As of January 3, 2021, we had over 1.5 GW of manufacturing capacity and contractual access to over 3.2 GW of Performance line supply from our Huansheng joint venture.

Our outstanding ordinary shares are listed on Nasdaq under the symbol “MAXN.”

Our principal operational office is located at 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981 Singapore, and our telephone number is +65 6338 1888. Our website is http://www.maxeon.com. The information contained on our website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

First Quarter 2021 Preliminary Results

We have not yet finalized our operating results for the first quarter of 2021, and our consolidated financial statements as of and for the fiscal quarter ended April 4, 2021 are not expected to be available until after this offering is completed.

For the first quarter of 2021, we anticipate the following results:

•	Module shipments of approximately 375 MW.

•	Revenue of approximately $160 million.

•	Gross profit in a range of a loss of $5 million to a loss of $15 million. This includes out-of-market polysilicon cost of approximately $15 million.

•	Operating expense of approximately $38 million.

•	Capital expenditures for the first quarter of approximately $10 million, directed mainly to upgrading our manufacturing facilities as described below.

Our preliminary results for the fiscal quarter ended April 4, 2021 are preliminary and unaudited and represent the most current information available to our management. Our actual results may differ from the preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this prospectus supplement and the time that financial results for the fiscal quarter ended April 4, 2021 are finalized. Our independent registered public accounting firm, Ernst & Young LLP (Singapore), a member firm of Ernst & Young Global Limited (EYG) has not audited, reviewed, compiled or performed any procedures with respect to the preliminary unaudited financial results for the fiscal quarter ended April 4, 2021. Accordingly, Ernst & Young LLP (Singapore) does not express an opinion or any other form of assurance with respect thereto. These preliminary unaudited financial results are not comprehensive financial results for the fiscal quarter ended April 4, 2021, should not be viewed as a substitute for complete GAAP financial statements or more comprehensive financial information, and are not indicative of the results for any future period.

Performance Line Expansion

Our Performance line shingled module technology is designed to deliver higher performance than using conventional panels. We currently manufacture Performance line panels through our Huansheng joint venture.

We recently announced that we plan to manufacture and sell new Performance line technology for use in the United States market, aimed at utility-scale power plants and large-scale commercial and industrial systems. As part of this expansion, we plan to add a total of 1.8 GW of Performance line manufacturing capacity to our own manufacturing facilities in Malaysia and Mexico. This planned addition is expected to require approximately $80 million of capital investments in 2021 and another approximately $35 million of capital investments in 2022 and is expected to be funded with a portion of the proceeds of this offering and the Concurrent Placement. See “Use of Proceeds.”

Concurrent Placement

Concurrently with this offering, pursuant to a stock purchase agreement, dated April 13, 2021, with an affiliate of TZS, we have agreed to sell to TZS, in a private placement exempt from the registration requirements of the Securities Act and at a sale price equal to the price to the public in the public offering of ordinary shares, up to 1.9 million ordinary shares and no fewer than 1.5 million ordinary shares in TZS’s discretion.

The Concurrent Placement is expected to close on or around                , 2021, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement.

We intend to use the net proceeds from this offering and the Concurrent Placement for general corporate purposes, which is expected to include funding our Performance line expansion and may also include ramping up production and development of next-generation Maxeon 7, increasing manufacturing capacity for Maxeon 5 and 6, research and development and other projects.

The Offering

The following contains basic information about the ordinary shares being offered by this prospectus supplement and the accompanying prospectus and is not complete. It does not contain all of the information that is important to you. For additional information, please refer to the sections entitled “Underwriting; Conflicts of Interest” and “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and “Description of Ordinary Shares” in the accompanying prospectus.

Issuer	Maxeon Solar Technologies, Ltd.

Ordinary Shares Offered	ordinary shares. We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional ordinary shares.

Underwriters’ Option to Purchase Additional Ordinary Shares	ordinary shares.

Exchange and Trading Symbol for Our Ordinary Shares Offered	The ordinary shares are listed on Nasdaq under the symbol “MAXN.”

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their option to purchase additional ordinary shares), after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering and the Concurrent Placement for general corporate purposes, which is expected to include funding our Performance line expansion and may also include ramping up production and development of next-generation Maxeon 7, increasing manufacturing capacity for Maxeon 5 and 6, research and development and other projects. See “Use of Proceeds.”

Concurrent Placement	Concurrently with this offering, pursuant to a stock purchase agreement, dated April 13, 2021, with an affiliate of TZS, we have agreed to sell to TZS, in a private placement exempt from the registration requirements of the Securities Act and at a sale price equal to the price to the public in the public offering of ordinary shares, up to 1.9 million and no fewer than 1.5 million ordinary shares in TZS’s discretion.

The Concurrent Placement is expected to close on or around , 2021, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, this offering is not contingent on the completion of the Concurrent Placement.

Risk Factors

An investment in our ordinary shares involves various risks and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and “Item 3.D. Risk Factors” in the 2020 Form 20-F (as defined in “Incorporation of Certain Documents by Reference”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the ordinary shares.

Transfer Agent and Registrar	Computershare Trust Company, N.A.

RISK FACTORS

Investing in the ordinary shares involves risks. Before acquiring any ordinary shares pursuant to this prospectus supplement and the accompanying prospectus, you should carefully consider the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus that we may provide you in connection with this offering, including, without limitation, the risks set forth in the 2020 Form 20-F. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects, as well as the trading price of our ordinary shares, and might cause you to lose all or a part of your investment in our ordinary shares. Please also refer to the sections “Special Note About Forward-Looking Statements” and “Incorporation of Certain Documents by Reference” for more information.

Risks Related to the COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on our business, operations, and financial performance, as well as on the business operations and financial performance of many of our suppliers, dealers and customers. We are unable to predict the extent to which the pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, and the achievement of our strategic objectives.

The COVID-19 pandemic has had an adverse impact on most aspects of our business, operations and financial performance, and the impact is ongoing and will continue to evolve. The pandemic has affected our employees and their ability to work, our ability to conduct our business operations around the globe, reduced demand for our products, disrupted our supply chains, limited the ability of some of our customers to purchase and pay for our products, and caused us to reallocate and prioritize our planned spending among our strategic initiatives. These impacts are substantial and may make it more difficult for us to generate cash flow to meet our own obligations under the terms of our outstanding indebtedness. While we will continue to evaluate our ability to obtain relief through government assistance, such relief may not be available and, even if available, is unlikely to fully mitigate the impacts of the pandemic on our business and our financial results.

Employees. The safety and wellbeing of our employees is paramount and could also impact our ability to address the uncertainties associated with the COVID-19 pandemic. We have modified our business practices in response to the pandemic, instituting health and safety measures such as limiting employee travel, implementing social distancing and remote work measures, and cancelling physical participation in meetings, events, and conferences. Despite these efforts, such measures may not be sufficient to mitigate the risks posed by the COVID-19 pandemic to our employees, dealers, customers and suppliers. Our employees may be unable to work effectively due to sheltering-in-place arrangements, illness, quarantine, travel restrictions, lack of public transportation or other restrictions required by government authorities or that we determine are in the best interests of our employees, which may harm our operations. In addition, while we have, among other things, established enhanced cleaning procedures at our facilities that have been successful in preventing any known on-site transmissions, and protocols for responding when our employees are infected, we cannot assure these will be sufficient to continue to mitigate the risks faced by our work force or the disruptions or liability we may face as a result of any outbreaks of COVID-19.

Adverse manufacturing and supply impacts. The COVID-19 pandemic is adversely affecting, and is expected to continue to adversely affect, our business and operations, including our manufacturing operations, bookings and sales, and may adversely affect our ability to continue to invest in all of our planned research and development and other initiatives. While all of our factories resumed production as of May 2020 in accordance with the relevant local restrictions and with additional safety measures to protect our employees, following our temporary idling of these facilities earlier in the year, new governmental recommendations, guidance, orders and restrictions may be issued in some locations if the pandemic recurs or worsens and we may at any time be ordered by governmental authorities, or we may determine, based on our understanding of the recommendations, orders or restrictions of governmental authorities, that we have to curtail or cease business operations or activities, including manufacturing. During a prolonged reduction in manufacturing operations or demand, the business and financial condition of our suppliers and customers may deteriorate, resulting in liquidity challenges, bankruptcies, permanent discontinuation of operations, or an inability to make timely deliveries or payments to us. Additionally, the failure of our suppliers or vendors to supply materials or equipment, or the failure of our vendors to install, repair, or replace our specialized equipment, due to the COVID-19 pandemic, related containment measures, or limitations on logistics providers’ ability to operate, may delay, slowdown or shutdown our manufacturing operations or otherwise cause us to adjust our manufacturing capacity. Our suppliers and vendors may also request new or changed credit terms, which could effectively increase the prices we pay for raw materials and supplies.

Impact on strategic investments and research and development initiatives. Although we continue to invest in research and development initiatives, including for development of our Maxeon 7 technology, we cannot be certain that we will realize the anticipated value of such investments or realize the anticipated value within previously predicted time frames, in light of the economic uncertainty caused by the COVID-19 pandemic and related measures including the unavailability of our personnel and third-party partners who are engaged in the research and development activities.

Decline in demand for products. We have experienced, and expect to continue to experience, a decline in demand for our solar panels in light of the global economic slowdown caused by the COVID-19 pandemic and the associated decrease in consumer spending, which we expect will have a near-term adverse impact on our business, financial condition, results of operations, and cash flows. Additionally, the continued economic disruption caused by the COVID-19 pandemic may result in a long-term tightening of the supply of capital in global financial markets. As credit markets become more challenging, customers may be unable or unwilling to finance the cost of our products, and the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for our customers, any of which could materially and adversely affect our revenue and growth of our business. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory.

Impacts on our ability to meet our financial commitments. Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flows. In light of reduced demand and general economic uncertainty related to the COVID-19 pandemic, we cannot assure you that our business will generate cash flows from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our debt and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. There can be no assurance that we will be successful in any sale of assets, refinancing, restructuring, or capital raising effort.

Risks in relation to cyber-attacks. In response to the COVID-19 pandemic, the vast majority of our employees who are capable of performing their function remotely are working from home. While we have instituted security measures to minimize the likelihood and impact of a cybersecurity incident with respect to employees utilizing technological communications tools, these measures may be inadequate to prevent a cybersecurity breach because of the unprecedented number of employees continuously using these tools. Any increase in the frequency or scope of cyber-attacks during the COVID-19 pandemic may exacerbate the aforementioned cybersecurity risks.

Impact on other risks inherent in our business. The overall effect that the COVID-19 pandemic will have on our business, financial condition and results of operations will depend on future developments, including the ultimate duration and scope of the pandemic, the timing of lifting or easing of various governmental restrictions or whether such restrictions are reinstituted, the impact on our suppliers, dealers and customers, and how quickly economic conditions, operations, and the demand for our products return to prior levels. The ultimate effect that the pandemic may have on our operating and financial results is not presently known to us or may present unanticipated risks that cannot be determined at this time.

We expect the COVID-19 pandemic will continue to have a material adverse effect on our business, and thus are aggressively managing our response to the pandemic. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks identified in this “Risk Factors” section. We believe the most significant elements of uncertainty are the intensity and duration of the impact on project installation by our customers, commercial and consumer spending as well as the ability of our sales channels, supply chain, manufacturing, and distribution to continue to operate with minimal disruption, all of which could negatively impact our financial position, results of operations, cash flows and outlook

Risks Related to this Offering and the Concurrent Placement

The market price of our ordinary shares may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our ordinary shares.

If you purchase our ordinary shares in this offering, you may not be able to resell those shares at or above the public offering price. The trading price of our ordinary shares has fluctuated, and is likely to continue to be subject to fluctuations in the future. The trading price of our common stock depends on a number of factors, including those described in this section and in “Item 3.D. Risk Factors” in the 2020 Form 20-F for the year ended January 3, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, many of which are beyond our control and are not related to our operating performance. In addition, although our ordinary shares are listed on Nasdaq, we cannot assure you that a trading market for our common shares will be maintained.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies listed thereon. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our ordinary shares shortly following this offering. If the market price for our ordinary shares after this offering does not ever exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the trading price of our ordinary shares, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our core business operations.

Furthermore, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may also impact the demand for and price of our shares that are not directly correlated to our operating performance. On some occasions, our stock price may be, or may be purported to be, subject to “short squeeze” activity. A “short squeeze” is a technical market condition that occurs when the price of the stock increases substantially, forcing market participants who have taken a position that its price would fall (i.e. who had sold the stock “short”), to buy it, which in turn may create significant, short-term demand for the stock not for fundamental reasons, but rather due to the need for such market participants to acquire the stock in order to forestall the risk of even greater losses. A “short squeeze” condition in the market for a stock can lead to short-

term conditions involving very high volatility and trading that may or may not track fundamental valuation models. In addition, concerns over economic slowdown resulting from the COVID-19 pandemics have triggered a U.S. key market-wide circuit breaker several times since March 9, 2020, leading to a historic drop for the U.S. capital markets. These market fluctuations may also have a material adverse effect on the market price of our shares. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in similar securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, financial condition and results of operations.

In addition, the stock market in general, including Nasdaq, and the securities of technology companies and solar companies in particular, have experienced severe price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our ordinary shares, regardless of our actual operating performance.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering and the Concurrent Placement for general corporate purposes, which is expected to include funding our Performance line expansion and may also include ramping up production and development of next-generation Maxeon 7, increasing manufacturing capacity for Maxeon 5 and 6, research and development and other projects. Our management will have broad discretion in the application of the net proceeds from this offering and could use these proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds of this offering are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our ordinary shares to decline and delay the development of our product candidates. Accordingly, investors in this offering have only limited information concerning management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of the net proceeds from this offering. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The issuance of ordinary shares in this offering and concurrently to TZS, conversion of our outstanding 2025 Notes (as defined below) and future substantial issuances or dispositions of our ordinary shares or other securities, could dilute ownership and earnings per share or cause the market price of our ordinary shares to decrease.

In this offering, we are offering                  ordinary shares (or up to                  ordinary shares if the underwriters exercises their option to purchase additional shares in full). We are concurrently issuing up to 1.9 million and no fewer than 1.5 million ordinary shares, in TZS’s discretion, to TZS. The increase in the number of our outstanding ordinary shares being issued in this offering, sales of our ordinary shares in the public market or sales of any of our other securities will or could, as applicable, dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market prices of our ordinary shares to decline.

To the extent we issue ordinary shares upon conversion of our outstanding 6.50% green convertible senior notes due 2025 (the “2025 Notes”), the conversion of some or all of such notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Any sales in the public market of our ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our ordinary shares. In addition, the existence of our 2025 Notes may encourage short selling of our ordinary shares by market participants who expect that the conversion of the 2025 Notes could depress the prices of our ordinary shares.

Future sales of our ordinary shares in the public market could lower the market price for our ordinary shares.

In the future, we may sell additional ordinary shares to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our ordinary shares. In addition, a substantial number of our ordinary shares is reserved for issuance upon the exercise upon conversion of the 2025 Notes. The issuance and sale of substantial amounts of our ordinary shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our ordinary shares, and no assurance can be given that we will pay or declare dividends in the future. Our board of directors (the “Board”) may, in its discretion, recommend the payment of a dividend in respect of a given fiscal year. However, the declaration, timing, and amount of any dividends to be paid by us will be subject to the approval of our shareholders at the relevant Annual General Meeting of shareholders. The determination of the Board as to whether to recommend a dividend and the approval of any such proposed dividend by our shareholders, will depend upon many factors, including our financial condition, earnings, corporate strategy, capital requirements of our operating subsidiaries, covenants, legal requirements and other factors deemed relevant by the Board and shareholders. In addition, any future debt or other financing agreements may also preclude us from paying cash dividends. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

Based on, among other things, the current and anticipated valuation of our assets and the composition of our income and assets, we do not believe that we were a passive foreign investment company (“PFIC”) for the taxable year ended January 3, 2021. While we also do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future, the determination of our PFIC status for the current taxable year or future taxable years will depend on the market price of our ordinary shares and how (and how quickly) we use cash on our balance sheet, among other factors. While we intend to manage our business in a manner that should avoid PFIC status, to the extent consistent with our other business goals and feasible under the economic conditions as they will exist, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of our ordinary shares has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75.0% of its gross income for such year is passive income or (ii) at least 50.0% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (such assets generally include cash and cash equivalents). For this purpose, we will be treated as owning the proportionate share of the businesses, assets and earning the proportionate share of the income of any other business in which we own, directly or indirectly, at least 25.0% (by value) of the stock. Because the value of our assets for purposes of the PFIC test will generally be determined in part by reference to the market price of our ordinary shares, fluctuations in the market price of the shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. As a result, dispositions of operating companies could increase the risk that we become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Material U.S. Federal Income Tax Considerations.”

The issuance of our ordinary shares to TZS will dilute the ownership interests of our stockholders and could depress the trading price of our ordinary shares.

The issuance of up to 1.9 million and no fewer than 1.5 million ordinary shares, in TZS’s discretion, to TZS concurrently with this offering will dilute the ownership interests of our shareholders, which could depress the trading price of our ordinary shares.

The existence of substantial indebtedness and other contractual commitments could adversely affect our business, financial condition, and results of operations, as well as our ability to meet our payment obligations under our debt or other contractual commitments.

As of January 3, 2021, we had $249.4 million of debt outstanding, which primarily consisted of the 2025 Notes and amounts outstanding under a revolving credit agreement (the “Malaysian Working Capital Facility”). Additionally, we have $125.0 million of undrawn debt facilities, consisting of a $55.0 million term loan facility (the “Philippines Term Loan”), a $50.0 million working capital facility (the “Singapore Working Capital Facility”) and a $20.0 million term loan facility (the “Singapore Term Loan,” and together with the Philippines Term Loan, the “Term Loans,” and the Term Loans and the Singapore Working Capital Facility referred to collectively as the “Bank Facilities”), which are subject to financial covenants and conditions that may limit our ability to draw under these facilities. Our debt could have material consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all or a significant portion of our debt becoming immediately due and payable;

•

reducing the availability of our cash flows to fund working capital, capital expenditures and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt or have lower leverage ratios.

Our ability to meet our payment and other obligations under our debt instruments or other contractual commitments depends on our ability to generate significant cash flows, which, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flows from operations, or that future borrowings will be available to us under our existing or any future debt instruments or otherwise, in an amount sufficient to enable us to meet our payment obligations under our debt or other contractual obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt or make payments under our other contractual obligations, we may need to refinance or restructure our debt or seek to raise additional capital. There can be no assurance that we will be successful in any refinancing or debt restructuring effort.

We have not drawn down on any of the Bank Facilities. As a condition to obtaining consent under the Bank Facilities to amend capital expenditure plans for the Maxeon Group, including as described under “Use of Proceeds,” we have agreed to renegotiate the terms of the Bank Facilities before we are permitted to draw down. If we are unable to reach agreement, we are able to cancel the undrawn commitments under each of the Bank Facilities and thereby terminate the Bank Facilities at any time without penalty to us.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                million (or approximately $                million if the underwriters fully exercise their option to purchase additional ordinary shares), after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering and the Concurrent Placement for general corporate purposes, which is expected to include funding our Performance line expansion and may also include ramping up production and development of next-generation Maxeon 7, increasing manufacturing capacity for Maxeon 5 and 6, research and development and other projects.

DILUTION

If you acquire our ordinary shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per ordinary share and the pro forma net tangible book value per ordinary share after this offering. Our historical net tangible book value as of January 3, 2021 was $438.8 million, or $12.91 per ordinary share. Historical net tangible book value per ordinary share represents the amount of our total tangible assets less total liabilities, divided by the total number of ordinary shares outstanding.

Dilution per ordinary share represents the difference between the public offering price per ordinary share and the adjusted net tangible book value per ordinary share included in this offering after giving effect to this offering and the Concurrent Placement. After giving effect to the sale of all of the ordinary shares offered in this offering and assuming the sale of all 1.9 million ordinary shares in the Concurrent Placement, in each case at an offering price of $         per share and after deducting the underwriting discount and commissions and our estimated offering expenses in connection with this offering and assuming the underwriters do not exercise their option to purchase additional ordinary shares, our net tangible book value as of January 3, 2021 would have been approximately $         million, or approximately $         per ordinary share. This change represents an immediate increase in the net tangible book value of $         per ordinary share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $         per share of common shares to new investors. The following table illustrates this per share dilution:

Public offering price per ordinary share			$
Net tangible book value per ordinary share as of January 3, 2021		$12.91
Increase in net tangible book value per ordinary share attributable to new investors	$
Net tangible book value per ordinary share after this offering and the Concurrent Placement			$
Dilution per ordinary share to new investors			$

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents and our capitalization as of January 3, 2021:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the issuance and sale of                  ordinary shares we are offering, (assuming no exercise of the option of the underwriters to purchase additional ordinary shares), after deducting the underwriting discounts and commissions and our estimated offering expenses and (ii) the issuance of ordinary shares to TZS in the Concurrent Placement, assuming the sale of all 1.9 million ordinary shares in the Concurrent Placement is consummated.

The table below was prepared from our audited consolidated and combined financial statements for the fiscal year ended January 3, 2021. The “as adjusted” information below is not necessarily indicative of what our capitalization would have been had this offering of our ordinary shares and the Concurrent Placement been completed as of January 3, 2021. We are providing the capitalization table below for informational purposes only the information contained in it and could be adjusted based on the actual terms and conditions of this offering and the Concurrent Placement. The table below should be read in conjunction with the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated and combined financial statements and related notes. Our capitalization following the completion of this offering and the Concurrent Placement, if it is completed, will depend on the final terms of the Concurrent Placement. Moreover, because the completion of this offering is not contingent on the completion of the Concurrent Placement, you should not assume that the Concurrent Placement, as reflected in the as adjusted column in the table below, will take place.

	As of January 3, 2021
	Actual	As Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents	$206,774	$

Debt:
Philippines Term Loan Facility(1)	$—		$—
Singapore Term Loan Facility(2)	—		—
Singapore Working Capital Facility(3)	—		—
Malaysian Working Capital Facility	47,700		47,700
2025 Notes(4)	135,071		135,071
Others(5)	1,683		1,683

Total debt	184,454		184,454

Equity:
Ordinary shares, no par value; 33,995,116 ordinary shares outstanding, actual; ordinary shares outstanding, pro forma as adjusted	—		—
Additional paid-in capital	451,474
Accumulated deficit	(8,441)		(8,441)
Accumulated other comprehensive loss	(10,391)		(10,391)

Equity attributable to the Company	432,642

Noncontrolling interests	6,645		6,645

Total equity	439,287

Total capitalization	$623,741	$

(1)	As of January 3, 2021 and the date of this prospectus supplement, no amounts were outstanding under our Philippines Term Loan Facility.
(2)	As of January 3, 2021 and the date of this prospectus supplement, no amounts were outstanding under our Singapore Term Loan Facility.
(3)	As of January 3, 2021 and the date of this prospectus supplement, no amounts were outstanding under our Singapore Working Capital Facility.
(4)

In accordance with generally accepted accounting standards, the equity and debt components of our 2025 Notes are separately accounted for in our financial statements. As of January 3, 2021, the carrying value of the debt component of our 2025 Notes was $135.1 million and the carrying value of the equity component, which is reflected in additional paid-in capital under the “Actual” column of the table above, was $52.2 million.

(5)	“Others” consists primarily of finance leases.

DIVIDEND POLICY

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our ordinary shares, and no assurance can be given that we will pay or declare dividends in the future. The Board may, in its discretion, recommend the payment of a dividend in respect of a given fiscal year. However, the declaration, timing, and amount of any dividends to be paid by us will be subject to the approval of our shareholders at the relevant Annual General Meeting of shareholders. The determination of the Board as to whether to recommend a dividend and the approval of any such proposed dividend by our shareholders, will depend upon many factors, including our financial condition, earnings, corporate strategy, capital requirements of our operating subsidiaries, covenants, legal requirements and other factors deemed relevant by the Board and shareholders.

THE CONCURRENT PLACEMENT

Concurrently with this offering, pursuant to a stock purchase agreement, dated April 13, 2021, with an affiliate of TZS, we have agreed to sell to TZS, in a private placement exempt from the registration requirements of the Securities Act and at a sale price equal to the price to the public in the public offering of ordinary shares, up to 1.9 million and no fewer than 1.5 million ordinary shares in TZS’s discretion.

The Concurrent Placement is expected to close on or around                , 2021, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement.

We intend to use the net proceeds from this offering and the Concurrent Placement for general corporate purposes, which is expected to include funding our Performance line expansion and may also include ramping up production and development of next-generation Maxeon 7, increasing manufacturing capacity for Maxeon 5 and 6, research and development and other projects.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations to a U.S. Holder (as defined below) and certain non-U.S. Holders relating to the ownership and disposition of our ordinary shares issued pursuant to this offering. This summary deals only with an ordinary share that is held as a capital asset (generally, an asset held for investment) by a holder. This summary does not describe all of the tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of our ordinary shares by vote or value;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity;

•	a person who is an investor in a partnership or other pass-through entity or arrangement holding our ordinary shares;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

If an arrangement or entity treated as a partnership for U.S. federal income tax purposes is a holder of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of owning or disposing of our ordinary shares.

This discussion is based on current provisions of the U.S. Internal Revenue Code (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the U.S. Internal Revenue Service (“IRS”) all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

Persons considering the purchase of our ordinary shares pursuant to this offering should consult their tax advisors with respect to the application of U.S. federal income tax laws (as well as gift and estate tax laws) and other U.S. tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Our Ordinary Shares

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our ordinary shares to a U.S. Holder generally will constitute dividends which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s ordinary shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s ordinary shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the ordinary shares for more than one year. However, we do not expect to maintain calculations of earnings and profits under U.S. federal income tax principles, and therefore, U.S. Holders should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes. The amount of dividends would generally include amounts withheld by the Company in respect of Singapore taxes, if any. (Dividends on ordinary shares generally are not subject to Singapore income tax or withholding tax. See “Material Singapore Tax Considerations—Dividend Distributions” below.) U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our ordinary shares will be treated as foreign source income and generally will be treated as “passive category income.” If the dividends are taxed as qualified dividend income (as discussed below), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividends, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The foreign tax credit rules are complex and availability of the credit is subject to a number of limitations. U.S. Holders are encouraged to consult their U.S. tax advisors regarding the application of the foreign tax credit to their ownership of our ordinary shares.

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our ordinary shares by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Certain U.S. Individual Holders are subject to a 3.8% tax on certain investment income, including dividends. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our ordinary shares.

Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in such ordinary shares.

Gain or loss recognized upon a sale, exchange or other taxable disposition of our ordinary shares (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Individual Holders are subject to a 3.8% tax on certain investment income, including gain from the disposition of our ordinary shares. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our ordinary shares.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (ii) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income (which generally include cash and cash equivalents). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business), but does not include income derived from the performance of services. For this purpose, we will be treated as owning the proportionate share of the assets and earning a proportionate share of the income of any corporation in which we own, directly or indirectly, 25% or more of the shares by value.

Based on, among other things, the current and anticipated valuation of our assets and the composition of our income and assets, we do not believe that we were a PFIC for the taxable year ended January 3, 2021. While we also do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future, the determination of our PFIC status for the current taxable year or future taxable years will depend on the market price of our ordinary shares and how (and how quickly) we use cash on our balance sheet, among other factors. While we intend to manage our business in a manner that should avoid PFIC status, to the extent consistent with our other business goals and feasible under the economic conditions as they will exist, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of our ordinary shares has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year in which it held our ordinary shares, such holder generally would suffer adverse tax consequences, which may include having gains realized on the disposition of our ordinary shares be treated as ordinary income rather than capital gain and being subject to interest charges on the receipt of certain distributions on our ordinary shares and on the proceeds of the sale or other disposition of our ordinary shares. In addition, the U.S. Holder would be deemed to own shares in any of our subsidiaries that are also PFICs and generally would be subject to the treatment described above with respect to any distribution on or disposition of such shares. U.S. Holders should consult their tax advisors regarding potential annual reporting requirements if we are treated as a PFIC. If we were to be treated as a PFIC for any taxable year that a U.S. Holder held our ordinary shares, we would continue to be treated as a PFIC with respect to such investment unless (i) we cease being a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules. For any year we are treated as a PFIC with respect to a U.S. Holder’s investment, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our ordinary shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our ordinary shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our ordinary shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our ordinary shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our ordinary shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our ordinary shares that it owns at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our ordinary shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our ordinary shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs (unless the shares in such lower-tier PFICs are themselves treated as marketable stock).

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our ordinary shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of our ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our ordinary shares;

•

the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC, a U.S. Holder would be required to file Form 8621 annually with the IRS with respect to the U.S. Holder’s ordinary shares. U.S. Holders are urged to consult their tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us (including deemed sale elections), and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for Certain U.S. Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our ordinary shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our ordinary shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our ordinary shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

For corporate non-U.S. Holder, “effectively connected” distributions may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange, or other Taxable Disposition

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the sale, exchange or other taxable disposition of our ordinary shares unless (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the sale, exchange or other taxable disposition of our ordinary shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder (other than with respect to the 3.8% tax on certain investment income). If the non-U.S. Holder is present in the United States for 183 days or more during the taxable year, the non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or lower rate pursuant to an applicable income tax treaty) on the amount by which such non-U.S. Holder’s U.S.-source capital gains exceed such non-U.S. Holder’s U.S.-source capital losses.

For a corporate non-U.S. Holder, “effectively connected” gains recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with distributions on our ordinary shares and proceeds from a sale or other disposition of our ordinary shares. In general, payments of distributions or the proceeds of a disposition of our ordinary shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

MATERIAL SINGAPORE TAX CONSIDERATIONS

The statements made herein regarding Singapore taxation are general in nature and based on certain aspects of the current tax laws of Singapore and administrative guidelines and circulars issued by the Inland Revenue Authority of Singapore (“IRAS”) in force as at the date of this prospectus supplement and are subject to any changes in such laws, administrative guidelines or circulars, or in the interpretation of these laws, administrative guidelines or circulars, occurring after such date, which changes could be made on a retrospective basis. These laws, administrative guidelines and circulars are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. Neither these statements nor any other statements in this prospectus supplement are intended or are to be regarded as advice on the tax position of any holder of our ordinary shares or of any person acquiring, selling or otherwise dealing with our ordinary shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our ordinary shares. The statements made herein do not purport to be a comprehensive or exhaustive description of all the tax considerations that may be relevant to a decision to subscribe for, purchase, own or dispose of our ordinary shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities or financial institutions in Singapore which have been granted the relevant Financial Sector Incentive(s) may be subject to special rules or tax rates. The statements made herein are also on the assumption that we are tax resident in Singapore.

Prospective holders of our ordinary shares are advised to consult their own professional tax advisers as to the Singapore or other tax consequences of the acquisition, ownership or disposition of our ordinary shares, including, in particular, the effect of any foreign, state or local tax laws to which they are subject. It is emphasized that neither we nor the underwriters and any other persons involved in the issuance and sale of our ordinary shares accept responsibility for any tax effects or liabilities resulting from the subscription for, purchase, holding or disposal of our ordinary shares.

General

Individual Taxpayers

An individual is tax resident in Singapore in a year of assessment if in the preceding year he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

Individual taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore. All foreign-sourced income received in Singapore on or after 1 January 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is exempt from Singapore income tax if the Comptroller of Income Tax in Singapore is satisfied that the tax exemption would be beneficial to the individual.

A Singapore tax resident individual is taxed at progressive rates ranging from 0% to 22%. Non-resident individuals, subject to certain exceptions and conditions, are subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 22%.

Corporate Taxpayers

A company is regarded as tax resident in Singapore if the control and management of its business is exercised in Singapore.

Corporate taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore and, subject to certain exceptions, on foreign-sourced income received or deemed to be received in Singapore.

However, foreign-sourced income in the form of dividends, branch profits and service income received or deemed to be received in Singapore by Singapore tax resident companies on or after June 1, 2003 is exempt from tax if certain prescribed conditions are met, including the following:

(a)	such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received; and

(b)

at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%.

Certain concessions and clarifications have also been announced by IRAS with respect to such conditions.

Non-resident corporate taxpayers, with certain exceptions, are subject to Singapore income tax on income accruing in or derived from Singapore, and on foreign-sourced income received or deemed to be received in Singapore.

The corporate tax rate in Singapore is currently 17%. In addition, three-quarters of up to the first S$10,000 of a company’s annual normal chargeable income, and one-half of up to the next S$190,000, is exempt from corporate tax from the year of assessment (“YA”) 2020 onwards. The remaining chargeable income (after the tax exemption) will be fully taxable at the prevailing corporate tax rate.

New companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of up to the first S$100,000 of a company’s annual normal chargeable income, and one-half of up to the next S$100,000, a year for each of the company’s first three YAs from YA 2020 onwards. The remaining chargeable income (after the tax exemption) will be taxed at the applicable corporate tax rate.

In addition, holders of our ordinary shares who are adopting the Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be), may for Singapore income tax purposes be required to recognize gains or losses (not being gains or losses in the nature of capital) on our ordinary shares, irrespective of disposal, in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be). Please see the section below on “Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes”.

Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes

Section 34A of the ITA provides for the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) to taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular entitled “Income Tax Implications Arising from the Adoption of FRS 39—Financial Instruments: Recognition and Measurement.”

FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after 1 January 2018, replacing FRS 39. Section 34AA of the requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 – Financial Instruments.”

Holders of our ordinary shares who may be subject to the tax treatment under Sections 34A or 34AA of the ITA should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding or disposal of our ordinary shares.

Dividend Distributions

Dividends received in respect of our ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax and Singapore withholding tax, on the basis that we are a tax resident in Singapore.

With effect from January 1, 2008, all Singapore-resident companies are under the one-tier corporate tax system. Under this one-tier system, the tax on corporate profits is final and dividends paid by a Singapore-resident company will be tax exempt in the hands of a shareholder, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of Our Ordinary Shares

Singapore does not impose tax on capital gains (i.e. gains which are considered to be capital in nature) but imposes tax on income. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our ordinary shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the IRAS regards as the carrying on of a trade or business in Singapore.

Holders of our ordinary shares who apply or are required to apply FRS 39, FRS 109 or SFRS(I) 9 for the purposes of Singapore income tax, may be required to recognise gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9. See “—Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes” above.

Stamp Duty

There is no stamp duty payable in respect of the issuance and holding of our ordinary shares. Where existing ordinary shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the shares at the rate of 0.2% of the value of the shares or the consideration, whichever is higher.

The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of shares. Stamp duty may be payable if the instrument of transfer is subsequently received in Singapore.

On the basis that any transfer instruments in respect of our ordinary shares traded on Nasdaq are executed outside Singapore through the transfer agent and share registrar in the United States for registration in our branch share register maintained in the United States, no stamp duty would be payable in Singapore on such transfers to the extent that the instruments of transfer (including electronic documents) are not received in Singapore.

Estate Duty

Singapore has abolished estate duty with respect to all deaths occurring on or after February 15, 2008.

UNDERWRITING

Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, the underwriters have agreed to use commercially reasonable efforts to sell                  ordinary shares, but not more than                  ordinary shares.

Underwriter	Maximum Aggregate Offering Price
Morgan Stanley & Co. LLC	$
BofA Securities, Inc.	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwrites of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discount

The underwriters have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount and commissions, are estimated at $1.2 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount of up to $15,000. The underwriters have also agreed to reimburse us for certain of our expenses in connection with this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to                  additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the above table.

The Nasdaq Global Select Market Listing

Our ordinary shares are listed on Nasdaq under the symbol “MAXN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in this offering. Stabilizing transactions consist of various bids for or purchases of the ordinary shares made by the underwriter in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Sales of Similar Securities

We have agreed that, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, we will not, without the prior written consent of Morgan Stanley & Co. LLC, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or file or confidentially submit any registration statement or prospectus under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our ordinary shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise.

Our directors and executive officers and certain shareholders have entered into lock-up agreements with the initial purchasers prior to the commencement of this prospectus supplement to which each of these persons, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of Morgan Stanley & Co. LLC, as representative on behalf of the underwriters, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our ordinary shares or any securities convertible into or exchangeable or exercisable for our ordinary shares with respect to which such directors and executive officers owns or hereafter acquires or with respect to which such director has or hereafter acquires the power of disposition, or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our ordinary shares or such other securities, whether any such swap or transaction described is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise.

Notwithstanding the foregoing, the lock-up agreements with our directors and executive officers will not prohibit forfeitures to satisfy tax withholding and remittance obligations of such directors and officers in connection with the exercise or vesting of equity awards granted pursuant to our equity incentive plans described herein. The lock-up agreements with our directors and executive officers are also subject to customary exceptions with respect to transfers and other dispositions of shares as gifts, pursuant to domestic relations or court orders and in connection with specified trust arrangements, in each case subject to specified conditions.

Morgan Stanley & Co. LLC, in its sole discretion, may release our ordinary shares subject to the lock-up agreements described above in whole or in part at any time.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriter that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of Morgan Stanley & Co. LLC and BofA Securities, Inc. has been obtained to each such proposed offer or resale.

We, Morgan Stanley & Co. LLC, BofA Securities, Inc. and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with this offering, Morgan Stanley & Co. LLC and BofA Securities, Inc. are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to this offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who are qualified investors (as defined in the Prospectus Regulation) and (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the ordinary shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each of Morgan Stanley & Co. LLC and BofA Securities, Inc. have represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CWUMPO”) or which do not constitute an offer or invitation to the public for the purpose of the CWUMPO and the SFO. No person shall issue, or possess for the purposes of issue, in each case whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The contents of this document have not been reviewed, authorized or approved by any Hong Kong regulatory authority, including the Securities and Future Commission and the Companies Registry of Hong Kong and neither has it been nor will it be registered with the Registrar of Companies in Hong Kong. You are advised to exercise caution in relation to this offering. If you are in doubt about any contents of this document, you should obtain independent professional advice.

Each person acquiring the ordinary shares will be required, and is deemed by the acquisition of the ordinary shares, to confirm that such person is aware of the restriction on offers of the ordinary shares described in this document, that such person is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions, and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

This document and the information therein are strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by recipient to any other person or used for any purpose in Hong Kong. The ordinary shares shall not be offered for subscription to members of the public in Hong Kong.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA, and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and may not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, has not been circulated or distributed, nor may it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivatives Contracts Regulations 2018.

Notification under Section 309B of the SFA

Solely in connection with our obligations under Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) of the classification of the ordinary shares as “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

Any offer or sale of the ordinary shares in Canada will be made only to purchasers purchasing, or deemed to be purchasing, as principal that are (i) “accredited investors”, as defined in National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable, and are

(ii) “permitted clients”, as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105—Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this document. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended January 3, 2021 filed with the SEC on April 6, 2021 (the “2020 Form 20-F”);

•	our Reports on Form 6-K filed with the SEC on February 22, 2021 and April 6, 2021.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement and before the termination of this offering (if they state that they are incorporated by reference into this prospectus supplement or accompanying prospectus). In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filings or any subsequent filing we incorporate by reference into this prospectus supplement by writing or telephoning us at the following address:

Maxeon Solar Technologies, Ltd. Investor Relations

8 Marina Boulevard #05-02

Marina Bay Financial Centre 018981, Singapore

+65 6338 1888

INFORMATION PROVIDED BY THE COMPANY

We maintain an internet website at https://www.maxeon.com/. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus supplement.

We will furnish holders of our ordinary shares and any preferred shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to security holders. While we furnish proxy statements to security holders in accordance with the Nasdaq listing rules, those proxy statements may not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

LEGAL MATTERS

Certain legal matters with respect to Singapore law will be passed upon for us by Jones Day, Singapore and Rajah & Tann Singapore LLP. Certain legal matters with respect to New York law and U.S. federal securities law will be passed upon for us by Jones Day, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Maxeon Solar Technologies, Ltd. appearing in Maxeon Solar Technologies, Ltd.’s Annual Report (Form 20-F) for the year ended January 3, 2021 and the effectiveness of Maxeon Solar Technology, Ltd.’s internal control over financial reporting as of January 3, 2021, have been audited by Ernst & Young LLP (Singapore), a member firm of Ernst & Young Global Limited (EYG) and independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Maxeon Solar Technologies, Pte. Ltd. as of and for each of the two years in the period ended December 29, 2019 appearing in Maxeon Solar Technologies, Ltd.’s Annual Report (Form 20-F) for the year ended January 3, 2021 were audited by Ernst & Young LLP, the United States member firm of EYG and independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

Ordinary Shares

Preferred Shares

Warrants

Rights

Purchase Contracts

Debt Securities

Units

This prospectus relates to the sale from time to time in one or more offerings of up to $200,000,000 aggregate amount of ordinary shares of Maxeon Solar Technologies, Ltd. (the “Company”), no par value (“Ordinary Shares”), preferred shares of the Company, no par value (“Preferred Shares”), warrants to purchase ordinary shares of the Company (as defined below) (“Warrants”), subscription rights evidencing the right to purchase Ordinary Shares, Preferred Shares and Debt Securities (“Rights”), purchase contracts to purchase Ordinary Shares (“Purchase Contracts”) and debt securities of the Company (“Debt Securities”), as well as units that include any of these securities (“Units” and, collectively with the Ordinary Shares, Preferred Shares, Warrants, Rights, Purchase Contracts and Debt Securities, the “securities”).

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

The Ordinary Shares are traded on the Nasdaq Global Select Market under the symbol “MAXN.”

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2020.

i

ABOUT THIS PROSPECTUS

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Maxeon Solar,” “we,” “our,” “us” and the “Company” refer to Maxeon Solar Technologies, Ltd., a company organized under the laws of Singapore.

As previously announced, on August 26, 2020 SunPower Corporation (“SunPower”) consummated the contribution of certain assets to the Company and the related spin-off (the “Spin-off”) of the Company, through a pro rata distribution of SunPower’s interest in the Company to SunPower’s stockholders, into a separate publicly traded company, pursuant to the Separation and Distribution Agreement, dated as of November 8, 2019, between the Company and SunPower, and the related Investment Agreement, dated as of November 8, 2019 (as amended, the “Investment Agreement”), between the Company, Tianjin Zhonghuan Semiconductor Co., Ltd. (“TZS”) and, for limited purposes set forth therein, Total Solar INTL SAS, an affiliate of Total S.A. (now Total SE and collectively, “Total”).

This prospectus is part of a registration statement on Form F-3 that the Company filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, the Company may, from time to time sell the securities described in this prospectus in one or more offerings pursuant to this registration statement, or any combination of the securities described in this prospectus. The Company may use the shelf registration statement to sell up to up to an aggregate of $200,000,000 of securities.

The Company will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of the securities pursuant to this prospectus. We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. The Company has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and, if applicable, the supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless indicated otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

MARKET INFORMATION

This prospectus and the documents incorporated by reference contain certain industry and market data that were obtained from third-party sources, such as industry surveys and industry publications, including, but not limited to, publications by Wood MacKenzie, Institute of Electrical and Electronics Engineers, PV Infolink and Bloomberg New Energy Finance. This prospectus and the documents incorporated by reference also contain other industry and market data, including market sizing estimates, growth and other projections and information regarding our competitive position, prepared by our management on the basis of such industry sources and our management’s knowledge of and experience in the industry and markets in which we operate (including management’s estimates and assumptions relating to such industry and markets based on that knowledge). Our management has developed its knowledge of such industry and markets through its experience and participation in these markets.

In addition, industry surveys and industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that any projections they contain are based on a number of significant assumptions. Forecasts, projections and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section “Special Note About Forward-Looking Statements” below. You should not place undue reliance on these statements.

UNIT OF POWER

When referring to our solar power systems, our facilities’ manufacturing capacity and total sales in this prospectus and the documents incorporated by reference, the unit of electricity in watts for kilowatts (“KW”), megawatts (“MW”) and gigawatts (“GW”) is direct current (“DC”), unless otherwise noted as alternating current (“AC”).

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be issued, circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

WAIVER OF SINGAPORE CODE ON TAKE-OVERS AND MERGERS

On January 30, 2020, the Securities Industry Council of Singapore waived the application of the Singapore Code on Take-overs and Mergers (the “Singapore Take-overs Code”) to us, subject to certain conditions. Pursuant to the waiver, for as long as we are not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 exemption (the “Tier 1 Exemption”) set forth in Rule 14d-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) is available and the offeror relies on the Tier 1 Exemption to avoid full compliance with the tender offer regulations promulgated under the Exchange Act, the Singapore Take-overs Code shall not apply to us. In connection with receipt of the waiver, the Board of Directors of SunPower submitted to the Securities Industry Council of Singapore a written confirmation to the effect that it is in the interests of SunPower shareholders who will become holders of Maxeon Solar shares as a result of the Spin-off that a waiver of the provisions of the Singapore Take-overs Code is obtained.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “potential,” “expect,” “intend,” “may,” “will,” “would,” “should,” “plan,” “predict,” “project,” “outlook” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to: (a) our expectations regarding pricing trends, demand and growth projections; (b) anticipated product launch timing and our expectations regarding ramp, customer acceptance, upsell and expansion opportunities; (c) our expectations and plans for short- and long-term strategy, including our anticipated areas of focus and investment, market expansion, product and technology focus, and projected growth and profitability; (d) our upstream technology outlook, including anticipated fab utilization and expected ramp and production timelines for our Maxeon 5 and 6, next-generation Maxeon 7 and Performance Line solar panels, expected cost reduction, and future performance; (e) our strategic goals and plans, including partnership discussions with respect to our next generation technology, and our ability to achieve them; (f) our financial plans; (g) our expectation that the Spin-off takes place as contemplated or at all; and (h) our expectations regarding the potential outcome, or financial or other impact on us or any of our businesses of the Spin-off, or regarding potential future sales or earnings of us or any of our businesses or potential shareholder returns. You should not place undue reliance on these statements.

Such forward-looking statements are based on the current beliefs and expectations of management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that: (i) any new products will be approved for sale in any market, or that any approvals which are obtained will be obtained at any particular time, or that any such products will achieve any particular revenue levels; (ii) we will be able to realize any of the potential strategic benefits or opportunities as a result of the Spin-off; (iii) shareholders will achieve any particular level of shareholder returns; (iv) we, or any of our businesses, will be commercially successful in the future, or achieve any particular credit rating or financial results; or (v) the Spin-off will be successful.

In particular, our expectations could be affected by, among other things:

•

uncertainties regarding the impact of global economic conditions, particularly slowdowns, recessions, economic instability, political unrest, armed conflicts, natural disasters or outbreaks of disease, such as the existing COVID-19 pandemic, and the resulting impact on manufacturing and sales;

•	competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing;

•	our liquidity and substantial indebtedness;

•	political and economic conditions and changes in public policy, including the imposition and applicability of tariffs;

•

regulatory changes, including changes in tax laws and other local, state, and federal laws and regulations applicable to our business, and the availability of economic incentives promoting use of solar energy;

•	the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships;

•	fluctuations in our operating results;

•	appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise;

•	challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships;

•	potential product recalls;

•	challenges in executing transactions key to our strategic plans;

•	the potential volatility in the price of our shares; and

•	uncertainties regarding future sales or dispositions of our shares.

Some of these Factors are discussed in more detail in our Form 20-F (as defined below), including under “Item 3. Key Information—3.D. Risk Factors,” incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated or expected. We provide the information in this prospectus as of the date of its cover page. We do not intend, and do not assume any obligation, to update any information or forward-looking statements set out in this prospectus as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933 (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. The full registration statement may be obtained from the Commission or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s website, as provided below.

Commission Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference our Registration Statement on Form 20-F, filed with the Commission on July 31, 2020 and declared effective by the Commission on August 4, 2020 (the “Form 20-F”), our reports on Form 6-K filed with the Commission on August 6, 2020 and August 27, 2020 and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and reports on Form 6-K that we furnish to the Commission (if they state that they are incorporated by reference into this prospectus) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and after the date of this prospectus until the offering of the securities made by this prospectus is terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filings or any subsequent filing we incorporate by reference into this prospectus by writing or telephoning us at the following address:

Maxeon Solar Technologies, Ltd.

Attn: General Counsel

8 Marina Boulevard #05-02

Marina Bay Financial Centre

018981, Singapore

+65 6338 1888

Information Provided by the Company

We maintain an internet website at https://www.maxeon.com/. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus.

We will furnish holders of our Ordinary Shares and any Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to security holders. While we furnish proxy statements to security holders in accordance with the Nasdaq listing rules those proxy statements may not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

MAXEON SOLAR

The Company

On August 26, 2020, SunPower consummated the previously announced contribution of certain assets to Maxeon Solar Technologies, Ltd. (the “Company” or “Maxeon Solar”) and the related spin-off of the Company, through a pro rata distribution of the SunPower’s interest in the Company to SunPower’s stockholders, into a separate publicly traded company, pursuant to the Separation and Distribution Agreement, dated as of November 8, 2019, between SunPower and the Company, and the related Investment Agreement, dated as of November 8, 2019, between SunPower, TZS and, for limited purposes set forth therein, Total.

We are one of the world’s leading global manufacturers and marketers of premium solar power technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels across six continents. Headquartered in Singapore, we manufacture our solar cells in Malaysia and the Philippines, assemble solar cells into panels in France, Mexico and China (through our joint venture, Huansheng), and sell our products across more than 100 countries.

Our principal operational office is located at 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981 Singapore, and our telephone number is +65 6338 1888. Our website is http://www.maxeon.com. The information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

Nasdaq Listing

The Ordinary Shares are listed on the Nasdaq Global Select Market under the symbol “MAXN.” We currently do not plan to apply to list any other of the securities on any national securities exchange.

The Securities the Company May Offer

The Company may sell, in one or more offerings pursuant to this prospectus and the applicable prospectus supplement, up to $200,000,000 aggregate amount of Ordinary Shares, Preferred Shares, Warrants, Rights, Purchase Contracts, Debt Securities and Units listed on the cover page of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors presented in “Item 3. Key Information—3.D. Risk Factors” of the Form 20-F, which is incorporated herein by reference, and all of the other information included in any prospectus supplement and other documents that have been incorporated by reference in this prospectus and any prospectus supplement, as well in our other filings with the Commission. Please see the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from our sale of securities under this prospectus will be used for general corporate purposes. When securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such securities.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently filed with the Commission and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

Upon consummation of the Spin-off and following the TZS investment contemplated by the Investment Agreement, we had 30,180,934 Ordinary Shares, no par value, issued and outstanding. Such amount does not give effect to (i) any shares to be issued pursuant to our $200.0 million aggregate principal amount of our 6.50% green convertible senior notes due 2025 (the “Notes”), (ii) the physical delivery forward transaction and dilution protection agreements entered into or to be entered into in connection with the offering of Notes or (iii) any shares to be issued from time to time in accordance with our equity incentive plans.

For the purposes of this section, references to “shareholders” means those shareholders whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders.

We will have only one class of issued and outstanding Ordinary Shares, which will have identical rights in all respects and rank equally with one another. Our Ordinary Shares have no par value and there is no concept of authorized share capital under Singapore law. There is a provision in our Constitution to enable us in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as the Board of Directors of Maxeon Solar may determine, subject to the prior approval of our shareholders at a general meeting, the provisions of the Companies Act, Chapter 50 of Singapore (the “Singapore Companies Act”) and our Constitution.

All Ordinary Shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any purchaser of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our company in such purchaser’s capacity solely as a holder of such shares, except in very limited and exceptional circumstances where Singapore courts may consider it fit to “lift the corporate veil.” We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporation laws. All of our shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our shares.

DESCRIPTION OF PREFERRED SHARES

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our Constitution provides that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges, conditions or restrictions as the Board of Directors of Maxeon Solar may determine from time to time provided that it is approved by special resolution at a general meeting of our shareholders.

We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders and with terms set out in our Constitution, issue preferred shares which are, or at our option, subject to redemption provided that such preferred shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	we have lodged a copy of the solvency statement with the Accounting and Corporate Regulatory Authority of Singapore.

Further, the shares must be fully paid-up before they are redeemed.

DESCRIPTION OF WARRANTS

We are registering Warrants to purchase Debt Securities, Ordinary Shares and Preferred Shares, or any combination thereof. We may issue Warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of Warrants will be issued under a separate Warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The Warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any Warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such Warrants that remain unpurchased upon the expiration of such Warrants.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the prospectus supplement will describe the specific terms of the Warrants offered thereby, including the following:

•	the title of the Warrants;

•	the aggregate number of the Warrants;

•	the price or prices, if any, at which the Warrants will be issued;

•	the extent to which the Warrants are not transferable;

•	the designation, number or principal amount and terms of the Debt Securities, Ordinary Shares and/or Preferred Shares purchasable upon exercise of the Warrants;

•	the designation and terms of the other securities, if any, with which the Warrants are issued and the number of Warrants issued with each security;

•	the date, if any, on and after which the Warrants and the related underlying securities will be separately transferable;

•	whether the Warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the Warrants may be purchased;

•	the date on which the right to exercise the Warrants will commence and the date on which that right will expire;

•	the identity of the Warrant agent;

•	the maximum or minimum number of the Warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in connection with Warrants denominated as Rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any Warrants; and

•	any other terms of the Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the Warrants.

DESCRIPTION OF RIGHTS

We may issue to our shareholders Rights to purchase our Ordinary Shares, Preferred Shares or Debt Securities. The following description sets forth certain general terms and provisions of the Rights that we may offer pursuant to this prospectus. The particular terms of the Rights and the extent, if any, to which the general terms and provisions may apply to the Rights so offered will be described in the applicable prospectus supplement.

Rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the Rights in the Rights offering. In connection with any Rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the Rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of Rights certificate will be filed with the Commission each time we issue Rights, and you should read that document for provisions that may be important to you.

The applicable prospectus supplement relating to any Rights will describe the terms of the offered Rights, including, where applicable, the following:

•	the exercise price for the Rights;

•	the number of Rights issued to each shareholder;

•	the extent to which the Rights are transferable;

•	any other terms of the Rights, including terms, procedures and limitations relating to the exchange and exercise of the Rights;

•	the date on which the right to exercise the Rights will commence and the date on which the Right will expire;

•	the extent to which the Rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the Rights offering.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue Purchase Contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of Ordinary Shares or other securities at a future date or dates. The price per security of the securities and the number of securities may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts also may require us to make periodic payments to the holders of the Purchase Contracts, or vice versa, and those payments may be unsecured or refunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the Purchase Contracts.

Subject to any restrictions under the Singapore Companies Act, the Purchase Contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our Ordinary Shares, Preferred Shares, Warrants, Rights, Debt Securities or other property, or any combination of the above.

The prospectus supplement relating to any particular issuance of Purchase Contracts will describe the terms of the Purchase Contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Purchase Contracts, which will be filed with the Commission each time we issue purchase contracts. U.S. federal income tax considerations applicable to the Purchase Contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of Debt Securities.

The Debt Securities will be issued under an indenture between us and a trustee to be named in a prospectus supplement. We have incorporated by reference the form of the indenture (referred to herein as the “indenture”), which is an exhibit to the registration statement of which this prospectus is a part. If we issue Debt Securities that are subordinated to other Debt Securities, they will be issued under an indenture identical to the indenture incorporated by reference as an exhibit, except that it will be executed by us and a trustee to be named at a later date. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture, a form of which is attached to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the Debt Securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The Debt Securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of Debt Securities that may be issued under it and provides that Debt Securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the Debt Securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the Debt Securities the right to require us to repurchase or redeem the Debt Securities in the event of a highly-leveraged transaction.

We are not obligated to issue all Debt Securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding Debt Securities of that series, for the issuance of additional Debt Securities of that series. Additional Debt Securities of a particular series will have the same terms and conditions as outstanding Debt Securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding Debt Securities; provided, however, that if such additional Debt Securities are not fungible with the outstanding Debt Securities of such series for U.S. federal income tax purposes, the additional Debt Securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of Debt Securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the Debt Securities;

•	whether the Debt Securities will be senior Debt Securities or subordinated Debt Securities, and if they are subordinated Debt Securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the Debt Securities and the right, if any, to extend such date or dates;

•	the date or dates on which we will pay the principal on the Debt Securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the Debt Securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the Debt Securities will be payable;

•	the terms and conditions upon which we may redeem the Debt Securities;

•	any obligation we have to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder of Debt Securities;

•

the dates on which and the price or prices at which we will repurchase Debt Securities at the option of the holders of Debt Securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the Debt Securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the Debt Securities will be issued in the form of certificated Debt Securities or global Debt Securities;

•	the portion of principal amount of the Debt Securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the Debt Securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the Debt Securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the Debt Securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the Debt Securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the Debt Securities;

•	any other terms of the Debt Securities, which may modify or delete any provision of the indenture as it applies to that series;

•	if and as applicable, the terms and conditions of any right to exchange for or convert Debt Securities of the series into shares of our ordinary shares or other securities or another person; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered Debt Securities.

We may issue Debt Securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these Debt Securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the Debt Securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt Securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of Debt Securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any Debt Security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, Debt Security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

Global Securities

The Debt Securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the Debt Securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the Debt Securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the Debt Securities registered in their names;

•	will not be entitled to physical delivery of certificated Debt Securities; and

•	will not be considered to be holders of those Debt Securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the Debt Securities unless otherwise indicated in the prospectus supplement. Payment of interest on a Debt Security on any interest payment date will be made to the person in whose name the Debt Security is registered at the close of business on the regular record date. Payment on Debt Securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the Debt Securities of a particular series.

All moneys paid by us to a paying agent for payment on any Debt Security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Paying Agent

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the Debt Securities and under the indenture pursuant to a supplemental indenture or other agreements in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Event of Default

Event of default means, with respect to any series of Debt Securities, any of the following:

•	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•	default in the payment of principal of, or premium on, any Debt Security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our Company; and

•	any other event of default provided with respect to Debt Securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of Debt Securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding Debt Securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Debt Securities of that series.

No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to Debt Securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that Debt Security on or after the due dates expressed in that Debt Security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of Debt Securities of any series of any default or event of default (except in payment on any Debt Securities of that series) with respect to Debt Securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those Debt Securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of Debt Securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the Debt Securities to any corresponding provision of this “Description of Debt Securities,” as evidenced by an officer’s certificate;

•	provide for the issuance of additional Debt Securities;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Merger, Consolidation, or Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the Debt Securities;

•	add guarantees with respect to the Debt Securities;

•	provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;

•	secure the Debt Securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of Debt Securities; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the Debt Securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of the affected series, and our compliance with any provision of the indenture with respect to the Debt Securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding Debt Security of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of any Debt Security or alter or waive any of the provisions with respect to the redemption or repurchase of the Debt Securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the Debt Securities;

•	waive a payment default with respect to the Debt Securities;

•	reduce the interest rate or extend the time for payment of interest on the Debt Securities;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of Debt Securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Debt Securities of an affected series may, on behalf of the holders of all Debt Securities of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the indenture with respect to such Debt Securities and its consequences, except a default in the payment of the principal of, or premium or any interest on, any Debt Security or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding Debt Securities of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the Debt Securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the Debt Securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the Debt Securities of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the Debt Securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the Debt Securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the Debt Securities of a series may be convertible into or exchangeable for ordinary shares or other securities of us or another entity. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of Debt Securities, and provisions affecting conversion or exchange in the event of the redemption of that series of Debt Securities.

Governing Law

The indenture and the Debt Securities, and any claim, controversy or dispute arising under or related to the indenture or the Debt Securities, will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF UNITS

We may issue Units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the Units that we may offer pursuant to this prospectus. The particular terms of the Units and the extent, if any, to which the general terms and provisions may apply to the Units so offered will be described in the applicable prospectus supplement.

Each Unit will be issued so that the holder of the Unit also is the holder of each security included in the Unit. Thus, the Unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the Unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of Units will be filed with the Commission each time we issue Units, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any particular issuance of Units will describe the terms of those Units, including, to the extent applicable, the following:

•	the designation and terms of the Units and the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units; and

•	whether the Units will be issued in fully registered or global form.

TAX

The material tax consequences of any offering of securities will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may, from time to time, sell, transfer or otherwise dispose of any or all of the securities, including on any stock exchange, quotation service, market or other trading facility on which the securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

We may use any one or more of the following methods when disposing of the securities or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Company to sell a specified number of securities at a stipulated price per share;

•	a distribution by way of a dividend or otherwise to existing securityholders of the Company;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

In connection with the sale of the securities or interests therein, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-

allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to broker-dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The aggregate proceeds to the Company from the sale of the securities, as applicable, will be the purchase price of the securities less discounts or commissions, if any. We reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents.

Any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit that it earns on any resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone who is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act may be subject to certain statutory liabilities as underwriters under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities in the market and to our activities and the activities and the activities of our affiliates. We may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

There can be no assurance that we will sell any or all of the securities covered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Singapore law and with respect to the validity of the offered securities under Singapore law will be passed upon for us by Jones Day, Singapore. Certain legal matters with respect to New York law, the validity of the Debt Securities under New York law, and U.S. federal securities law will be passed upon for us by Jones Day, New York, New York.

EXPERTS

The combined financial statements of Maxeon Solar Technologies, Pte. Ltd. (now known as Maxeon Solar Technologies, Ltd.) appearing in Maxeon Solar Technologies, Ltd.’s Registration Statement (Form 20-F) for the year ended December 29, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are incorporated under the laws of Singapore and certain of our officers and directors are or will be residents outside of the United States. Moreover, most of our assets are located outside of the United States. Although we are incorporated outside of the United States, we have agreed to accept service of process in the United States through our agent designated for that specific purpose.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, such that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. Additionally, there is doubt whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States, unless the facts surrounding such a violation would constitute or give rise to a cause of action under Singapore law. Accordingly, it may be difficult for investors to enforce against us, our directors or our officers in Singapore, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$25,960
FINRA filing fee	$30,500
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Printing expenses	$(1)
Miscellaneous	$(1)
Total	$(1)

(1)

The amount of securities and number of offerings are indeterminable and the expenses cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in the applicable prospectus supplement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

$125,000,000

MAXEON SOLAR TECHNOLOGIES, LTD.

Ordinary Shares

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley	BofA Securities

            , 2021